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                                                                     EXHIBIT 8.1

OPINION OF BODMAN LLP RE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

                             [BODMAN LLP LETTERHEAD]



September 13, 2004


Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301

Ladies and Gentlemen:

         We are acting as special counsel for Titan International, Inc., an Illinois corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the registration for resale under the Securities Act of 1933 (the "Act"), of $115,000,000 aggregate principal amount of the Company's 5 1/4% Senior Convertible Notes due 2009 (the "Notes") and the shares (the "Shares") of Common Stock, no par value of the Company, issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated July 26, 2004 (the "Indenture"), among the Company and U.S. Bank National Association, as trustee.

         In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Indenture and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion.

         This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history thereto, the Treasury Regulations promulgated or proposed under the Code, current administrative rulings and practice of the Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

         Based upon and subject to the foregoing, we hereby confirm that the opinion stated in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations," subject to the qualifications set forth therein, constitutes our opinion as to the treatment of the Notes for U.S. federal income tax purposes. In addition, the discussion set forth in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations," subject to the qualifications set forth therein, to the extent it describes federal income tax laws of the United States constitutes our opinion.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to us in the prospectus and any prospectus supplements contained therein under the caption "Certain United States Federal Income Tax Considerations." In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        BODMAN LLP

                                        /s/ Barbara A. Bowman
                                        By: Barbara A. Bowman, a partner